Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

Richard R. Barnhart Announces Plans to Retire as Senior Vice President, Barnes Group Inc. and President, Barnes Aerospace

BRISTOL, Conn. - (BUSINESS WIRE) - November 4, 2015 - Barnes Group, Inc. (NYSE:B) today announced that Richard R. Barnhart has notified the Company of his intention to retire as Senior Vice President, Barnes Group Inc. and President, Barnes Aerospace at the end of June 2016.
Following ten years of contributing to the overall success of the Company in various roles, Rick has indicated his desire to spend more time with his family. Rick will continue to serve in his current capacity and support a smooth transition once a successor is named.

“We thank Rick for his dedicated service and many contributions to the Company over the past ten years,” said Patrick J. Dempsey, President and Chief Executive Officer, Barnes Group Inc. “Rick has more than twenty years of executive management experience in the Aerospace and Industrial industries, and his leadership has helped position the business for further growth and success.”

About Barnes Group
Founded in 1857, Barnes Group Inc. (NYSE: B) is an international industrial and aerospace manufacturer and service provider, serving a wide range of end markets and customers. The highly engineered products, differentiated industrial technologies, and innovative solutions delivered by Barnes Group are used in far-reaching applications that provide transportation, manufacturing, healthcare products, and technology to the world. Barnes Group’s approximately 4,700 skilled and dedicated employees, at more than 60 locations worldwide, are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
SOURCE: Barnes Group Inc.